Exhibit 4.4

STERN CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

I am employed by Chardan China 2008 Acquisition Corp. (“Chardan”), DAL Group, LLC (“DAL”), and DJS Processing, LLC (“Processing”) or one of their Affiliates (collectively, the “Companies” and individually a “Company”).  In consideration of my employment with one or more of the Companies, I agree to the following terms and conditions of this Confidentiality and Noncompetition Agreement (the “Agreement”), dated January 15, 2010:

1.            Confidential Information.

I understand that during my employment with the Companies, I will have access to valuable technical and non-technical information.  This information shall be referred to in this Agreement as Confidential and Proprietary Information and shall include, but not be limited to:

(a)           Information, observations and data concerning the business and affairs of a Company obtained by me during the course of the performance of my duties as an employee of the Companies, including but not limited to the contact information of persons or entities that are current, former or prospective customers, suppliers or clients of any of the Companies during the term of my employment, development, transition or transformation plans, methodologies and methods of doing business, strategic, marketing and expansion plans, including plans regarding planned and potential financial and business plans, employee lists and telephone numbers, new and existing programs and services, prices and terms, customer service, integration processes, requirements and costs of providing service and support, the terms and conditions of any business transaction that the Companies have performed or offered to perform with any client or customer of the Companies during the term of my employment, or which I learned of while employed;

(b)           Computer/software programs and associated documentation and material (i) which are proprietary to the Companies, or (ii) which are proprietary to a third party from which any of the Companies has purchased the right to use such programs or material and with respect to which a Company is under an obligation to prevent disclosure to persons not authorized by a Company, or the third party owner to receive such information;

(c)           Any information or documents that relate to, refer to, contain, or constitute trade secrets or confidential information, including, without limitation any forms, manuals, compilations of data, summaries, printouts, contracts, agreements, correspondence, memoranda, notes, files, invoices, price data, databases and all copies thereof, of any kind whatsoever, whether typewritten, handwritten or recorded electronically; and

(d)           Any confidential and proprietary information or other communications, information or documents received from any customer of the Companies or any client of any such customer or between any such customer and its clients (“Customer Information”); or

(e)           Any confidential and proprietary information received by the Companies from other third parties (“Third Party Information”).

I hereby agree that:

(a)           The Confidential and Proprietary Information shall remain the sole and exclusive property of the Companies or the third party owner of such information, and I shall regard it as confidential and secret information.

(b)           The Confidential and Proprietary Information is properly considered to be the trade secrets of the Companies or the third party owners in as much as it involves processes and compilations of information which are secret, confidential and are not generally known to the public and which are the product of expenditures of time, effort, money and/or creative skills of the Companies or the third party owners.

(c)           The Confidential and Proprietary Information is furnished to me during the term of my employment on a confidential and secret basis and to be used by me solely and exclusively in pursuing my employment duties at the Companies.

(d)           I will not during or after my employment at the Companies publish, disclose or otherwise divulge the Confidential and Proprietary Information to any person not specifically authorized by a Company to receive such information.

(e)           I will not copy any Confidential and Proprietary Information for any purpose other than a purpose relating to my employment with the Companies.

(f)           Upon termination of my employment with the Companies, or at any other time at a Company’s request, I agree to deliver promptly to the relevant Company all manuals, letters, notes, notebooks, reports, formulae, computer programs and associated documentation and material, memoranda, customer’s lists, diskettes or other medium for electronic storage of information and all other materials and all copies thereof relating in any way to the Companies, or their businesses and in any way obtained by me during my employment at such Company which are in my possession or under my control, including, but not limited to all Confidential and Proprietary Information in my possession, and I will not make or retain any copies of any of the foregoing and will so represent to such Company upon termination of my employment.

(g)           I shall abide by and be bound by the provisions of any agreements between the Companies and any of its customers or clients or other third parties of which I am aware, including, but not limited to, that certain Services Agreement between Processing and the Law Offices of David J. Stern.

2.           Intellectual Property, Inventions and Patents.  I acknowledge that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to a Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by me (whether above or jointly with others) while employed by any Company, whether before or after the date of my employment by any of the Companies (“Work Product”), belong to one or more of the Companies.  I further acknowledge and agree that all such Work Product shall constitute “works made for hire” under the Copyright Act of 1976.  I agree to the extent such Work Product is deemed not to be a works made for hire, that this Agreement shall constitute an assignment to the Companies of my rights (including, but not limited to, copyright, trademark, trade dress, trade secret, design and patent rights), if any, in all such Work Product,  I will promptly disclose such Work Product to the Company that employed me and, at that Company’s expense, perform all actions reasonably requested by that Company (whether during or after the term of my employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

3.           Representations and Acknowledgements.  I represent and acknowledge that:  (i) among the Companies’ most valuable and indispensable assets are its Confidential and Proprietary Information and its close relationships with its customers, suppliers and employees, which the Companies have devoted and continue to devote a substantial amount of time, money and other resources to develop; (ii) I am in a position of trust and confidence, and by working at the Companies, I will be exposed to and acquire the Companies’ Confidential and Proprietary Information and develop, at the Companies’ expense, special and close relationships with the Companies’ customers and suppliers; (iii) the Confidential and Proprietary Information and close customer, supplier and employee relationships must be protected; (iv) Sections 3-6 are material provision of this Agreement and the Companies would not employ me hereunder but for the agreements, promises and acknowledgements that I make in these Section 3-6; and (v) to the extent required by law, the covenants in this Agreement contain reasonable limitations as to time, geographical area and scope of activities to be restricted and that such covenants do not impose a greater restraint on me than is necessary to protect the Companies’ Confidential and Proprietary Information, close customer and employee relationships and other legitimate business interests.  I acknowledge that this Agreement is being entered into by me in connection with that certain Contribution and Membership Interest Purchase Agreement between Chardan, DAL and me, in connection with which I have sold a portion of my interest in Processing and its Affiliates to DAL.

4.           Solicitation of Employees.

For a period beginning on the date hereof and ending on the later of (i) the term of my employment with all of the Companies and (ii) two (2) years after the termination of my employment with all of the Companies, irrespective of the reason for the termination of my employment (the “Restrictive Period”), I will not, directly or indirectly, on my own behalf or on behalf of anyone else, induce, encourage or solicit any employee (which term as used in this Agreement includes persons subject to professional employer arrangements between any Company and a professional employer organization), independent contractor or agent of any Company, to leave the employ of any Company or sever its agency relationship with any Company and will not, directly or indirectly, on my own behalf or on behalf of anyone else, employ, or be interested in, any business that employs, any person who was an employee or agent of any Company at any time during the six (6) months preceding the first solicitation or hiring of such person.

5.           Noncompetition Agreement.

(a)           Solicitation of Work or Business. During the Restrictive Period, I will not, directly or indirectly, on my own behalf or on behalf of any one else, except on behalf of a Company, own any interest in, manage, control, participate in, consult with, render services for, or in any other manner engage in any business within the Territory that is competitive with the Business; provided, however, that the foregoing shall not prohibit me from the passive ownership

(i.e., I do not directly or indirectly participate in the business or management of the applicable entity) of less than 3% of the stock of a publicly-held company whose stock is traded on a national securities exchange or engaging in the practice of law.  I agree that this Section 4(a) is reasonable with respect to its duration, geographical area and scope.  In particular, I acknowledge and agree that the geographic scope of this restriction is necessary to protect the goodwill and Confidential and Proprietary Information of the Companies.

(b)           During the Restrictive Period, I will not, directly or indirectly, on my own behalf or on behalf of anyone else, (i) induce, encourage or solicit any customer, supplier, licensee, licensor, or other business relation of the Companies to cease doing or reduce its business with any of the Companies or (ii) in any way interfere with the relationship between any such customer, supplier, licensee, licensor or other business relation and any of the Companies (including, but not limited to, making any negative or disparaging statements or communications about any of the Companies); provided, however, that the foregoing shall not prohibit me from engaging in the practice of law.

6.           Remedies.

(a)           Violations of Noncompetition Agreement. I acknowledge that if I violate the terms of this Agreement, one or more of the Companies would suffer irreparable harm, and in addition and supplementary to other rights and remedies existing in its favor, the relevant Company or Companies shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Agreement.  In addition, in the event that I breach or violate this Agreement, I agree that the Restrictive Period will be tolled until such breach or violation has been cured. Any breach of this subparagraph (a) shall be determined by the Board of Directors of Chardan acting in good faith.

(b)           Enforceability.  If at the time of enforcement of this Agreement, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, I agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  I acknowledge and agree that the restrictions contained in this Agreement are reasonable and that I have reviewed these provisions with my legal counsel.

(c)           Enforcement.  In the event either party resorts to legal action to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover the costs and expenses of such action so incurred, including reasonable attorney’s fees.

(d)           Chardan Ordinary Shares.  If a court of competent jurisdiction finds, by a final, non-appealable order, that I have materially breached one or more of my obligations set forth in this Agreement, any damage award arising therefrom owed by me to Chardan, DAL or Processing, as the case may be, may only be collected from Chardan Ordinary Shares or Series A Preferred Shares or DAL Common or Series A Preferred Units held by me or, at my option, cash, or a combination thereof.  For purposes of this Section 5(d), each Chardan Ordinary Share and DAL Common Unit shall be valued at Market Price on the day prior to the payment date and each Series A Preferred Share or DAL Series A Preferred Unit shall be valued at $15.00.

7.           Definitions.

(a)           “Affiliate” shall mean is a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the relevant entity. Processing’s Affiliates shall include, but not be limited to, Chardan China 2008 Acquisition Corp., DAL Group, LLC, Professional Title and Abstract Company of Florida, LLC and Default Servicing, LLC.

(b)           “Business” means providing (i) non-legal administrative, accounting, computer software, hardware and network services, telecommunication services, electronic filing and payment services and information and data collection, transmission and processing services and document processing in support of entities conducting residential mortgage foreclosures, bankruptcies, asset recovery and evictions, (ii) posting, publication and service of process relating to residential mortgage foreclosures, (iii) residential REO title services, and (iv) residential REO management, brokerage, closing and escrow services.

(c)           “Market Price” is defined in the Amended and Restated Limited Liability Company Agreement of DAL and, as to a DAL Common Unit, shall be the Market Value of a Chardan Ordinary Share.

(d)           “On behalf of anyone else” means acting as an officer, director, proprietor, employee, partner, stockholder, member, investor, consultant, advisor, independent contractor, agent or otherwise of another person.

(e)           “Territory” means the United States and its territories and possessions.

8.           Miscellaneous.

(a)           Severability.  If any one or more of the terms, provisions, promises, covenants or conditions of this letter agreement or the application thereof to any person or circumstance will be adjudged to any extent invalid, unenforceable, void or voidable for any reason whatsoever by a court of competent jurisdiction or an arbitration tribunal, such provision will be as narrowly construed as possible, and each and all of the remaining terms, provisions, promises, covenants and conditions of this letter agreement or their application to other persons or circumstances will not be affected thereby and will be valid and enforcement to the fullest extent permitted by law.  To the extent this letter agreement is in violation of any applicable laws, the parties shall negotiate in good faith to amend this letter agreement, to the extent possible consistent with its purposes, to conform to applicable laws.  Neither party shall claim or assert illegality as a defense to the enforcement of this letter agreement or any provision hereof.

(b)           Employment Matters. This Agreement does not constitute an employment contract.  Unless governed by a separate agreement, my employment is at will and may be terminated by me or the Company that employs me at any time with or without notice or cause.

(c)           Legal Representation.  I acknowledge that I have been invited to obtain legal representation of my own choosing to review this Agreement and the matters related hereto.

(d)           Entire Agreement; Modifications.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

                      (e)           Governing Law; Venue; Jurisdiction.  This Agreement, and all matters arising under or related hereto, shall be governed according to the laws of the State of Florida, without respect to its conflict of law principles.  Each party hereby consents to the exclusive jurisdiction of the courts of the State of Florida and of the United States of America in the County of Broward for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby (and each party agrees not to commence any action, suits or proceeding relating thereto except in such courts).

(f)           Successors and Assigns.  This Agreement will be binding upon and inure to the benefit of each Company and any successor to any of them (to which this agreement may be assigned), including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of any  Company, whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed a Company for the purposes of this Agreement).  This Agreement will not be assignable, transferable or delegable by me.

(g)           Effectiveness.  The parties may execute this Agreement in separate counterparts, each of which shall be deemed an original and all of which together will constitute one and the same instrument.  To the extent signed and delivered by means of a facsimile machine or other electronic transmission (including transmission in portable document format by electronic mail), this Agreement shall be treated in all manners and respects and for all purposes as an original and shall have the same binding legal effect as if it were the original signed version thereof delivered in person.  None of the undersigned shall raise the use of a facsimile machine or other electronic transmission to deliver a signature or the fact that such signature was transmitted or communicated through the use of a facsimile machine or other electronic transmission as a defense to the enforceability of this Agreement and each of the undersigned forever waives any such defense

SIGNATURE PAGE FOLLOWS

I certify that I have read this Agreement and I accept and agree to its terms as of the date first written above.

David J. Stern

Accepted and Agreed

DAL GROUP, LLC

By: FLATWORLD DAL LLC, its Member

By:	NAGINA ENGINEERING INVESTMENT CORP., its Member

By:	/s/
Name: Raj K. Gupta
Title: President
Dated: January __, 2010

CHARDAN 2008 CHINA ACQUISITION CORP.

By:	/s/
Kerry Propper
Chief Executive Officer
Dated: January __, 2010

DJS PROCESSING, LLC

By:	/s/
David J. Stern
President
Dated: January __, 2010

PROFESSIONAL TITLE AND ABSTRACT COMPANY OF FLORIDA, LLC

By:	/s/
David J. Stern
President
Dated: January __, 2010

DEFAULT SERVICING, LLC

By:	/s/
David J. Stern
President
Dated: January __, 2010